Exhibit 99.1

Macquarie Infrastructure Company LLC Reports Second Quarter 2013 Financial Results, Increases Cash Dividend to $3.50 per Year

• Quarterly cash dividend increased 27% to $0.875 per share

• Proportionately combined Free Cash Flow increases 7.3%

• Free Cash Flow per share guidance of $4.10 to $4.20 in 2013 reaffirmed

• Proportionately combined leverage reduced to 3.5x from 4.3x

• Atlantic Aviation long-term debt refinanced

• Portfolio of contracted power facilities expanded

NEW YORK--(BUSINESS WIRE)--July 31, 2013--Macquarie Infrastructure Company LLC (NYSE: MIC) reported financial results for the second quarter of 2013 including an announcement that the Company’s Board approved an increase in MIC’s quarterly cash dividend to $0.875 per share for the second quarter of 2013 from $0.6875 per share in the first quarter of 2013. MIC is now expected to distribute $3.50 per share in dividends on an annualized basis.

MIC’s businesses generated proportionately combined Free Cash Flow of $46.7 million or $0.92 per share during the quarter, compared with $43.5 million or $0.93 per share in the comparable period in 2012. Per share amounts in 2013 reflect an approximately 4.4 million share (9.4%) increase in the weighted average number of shares outstanding. The increase is associated primarily with management and performance fees settled in shares during the past year and with a public equity offering conducted by the Company in May 2013. Proportionately combined Free Cash Flow per share increased 15.1% to $2.17 for the six months ended June 30, 2013 compared with $1.88 for the six months ended June 30, 2012.

The increase in MIC’s dividend was anticipated. Management had indicated in its results release in May, that with the refinancing of its Atlantic Aviation business and subject to the continued stability in the performance of MIC’s businesses and the broader market, it expected the higher dividend would be authorized for the second quarter. The refinancing of the long-term debt of Atlantic Aviation was completed on May 31, 2013. The increased dividend will be payable on August 15, 2013 to shareholders of record on August 12, 2013.

“The decision by our Board to increase our quarterly cash dividend reflects confidence in the performance and prospects of our businesses and a belief that the increase in MIC’s quarterly cash dividend to an annualized $3.50 per share is prudent” said James Hooke, Chief Executive Officer of Macquarie Infrastructure Company LLC.

“We are reaffirming our guidance for the full year 2013 with respect to the Free Cash Flow of between $4.10 and $4.20 per share that we expect MIC to generate. We finished the first half of 2013 with $2.17 per share and after six months we are clearly at the higher end of that range. However, with a 2013 increase in maintenance capital expenditures at IMTT, we have decided not to revise our guidance upwards. With the dividend at an annualized $3.50 per share we are also delivering on our expectation of paying out between 80% and 85% of Free Cash Flow.”

MIC raised a net $217.8 million in an equity offering during the second quarter and used the proceeds to repay a portion of the long-term debt of Atlantic Aviation. A remaining $465.0 million of long-term debt at Atlantic Aviation was then refinanced using a 7-year term loan. Following these transactions and including MIC’s results for the second quarter, the Company’s proportionately combined net debt/EBITDA was reduced to 3.5x from 4.3x at the end of the first quarter.

At quarter end the weighted average duration of MIC’s debt increased to 5.7 years (excluding MIC Solar debt) from 2.1 years at the same point in 2012. MIC also reported having more than $100.0 million of cash on hand. “With an investment grade rating, a much stronger balance sheet, longer-dated and less expensive debt, and a substantial cash balance, MIC is well positioned,” Hooke added.

MIC established a new line of business in the fourth quarter of 2012 with an investment of $5.7 million in two contracted solar power generation facilities. The investment was made in a joint venture with a non-controlling interest co-investor. Located in the southwestern U.S., these photovoltaic facilities have the capacity to generate a combined approximately 30 megawatt hours of electricity. The electricity is sold to nearby utilities pursuant to long-term power purchase agreements.

Following the June quarter end, MIC invested an additional $7.9 million in a third contracted solar power generating facility currently under construction. Upon completion of the project, MIC expects to receive a return of capital that will result in its having made a net investment of approximately $2.2 million. The Tucson, Arizona facility will have the capacity to produce approximately 13 megawatt hours of renewable power and is expected to commence commercial operations near the end of the year. MIC is also in advanced stages of negotiation around the acquisition of a fourth facility.

MIC regards Free Cash Flow as an important tool in assessing the performance of its capital intensive, cash generative businesses. Proportionately combined Free Cash Flow refers to the sum of the Free Cash Flow generated by MIC’s businesses and investments in proportion to its equity interest in each entity after holding company costs. See “Cash Generation” below for MIC’s definition of Free Cash Flow and further information.

Consolidated Results for Second Quarter and Six Months

The Company reported a net loss, before tax, of $2.0 million for the second quarter of 2013 compared with net income of $22.0 million for the second quarter of 2012. For the six months ended June 30, 2013, MIC reported net income, before tax, of $9.2 million compared with net income of $42.7 million for the comparable period in 2012. The decrease versus the prior comparable periods is primarily attributable to performance fees incurred in 2013 of $22.0 million in the first quarter and $24.5 million in the second quarter.

MIC’s consolidated revenue for the second quarter of 2013 decreased 2.3% to $252.6 million compared with $258.5 million in the second quarter of 2012. Consolidated revenue decreased 1.3% for the six-month period ended June 30, 2013 versus with the comparable period in 2012. The decrease in revenue reflects a decline in the volume of gas sold by Hawaii Gas and lower energy costs, such as those for aviation fuel, which are passed through to customers of MIC’s businesses, partially offset by revenue from MIC Solar, a business line that was established in the fourth quarter of 2012.

Reported gross profit – defined as revenue less cost of goods sold – removes the volatility in revenue associated with fluctuations in energy costs. MIC’s consolidated gross profit rose 3.8% to $101.4 million in the second quarter of 2013 from $97.7 million in the same period in 2012. For the six months ended June 30, 2013 the Company’s gross profit increased 4.0% versus the comparable period in 2012.

Cash Generation

MIC reports EBITDA excluding non-cash items on a consolidated and operating segment basis and reconciles each to consolidated net income (loss). EBITDA excluding non-cash items is a measure relied upon by management in evaluating the performance of its businesses and investments. EBITDA excluding non-cash items is defined as earnings before interest, taxes, depreciation and amortization and non-cash items, which may include impairments, gains and losses on derivatives and adjustments for certain other items reflected in the statement of operations.

MIC believes that EBITDA excluding non-cash items provides additional insight into the performance of its operating businesses, relative to each other and to similar businesses, without regard to capital structure, and their ability to service or reduce debt, fund capital expenditures and/or support distributions to the holding company.

MIC also reports Free Cash Flow, as defined below, on both a consolidated and operating segment basis as a means of assessing the amount of cash generated by its businesses and as a supplement to other information provided in accordance with GAAP, and reconciles each to cash from operating activities. MIC believes that reporting Free Cash Flow provides additional insight into its ability to deploy cash, as GAAP measures, such as net income (loss) and cash from operating activities, do not reflect all of the items that management considers in estimating the amount of cash generated by its operating businesses. MIC defines Free Cash Flow as cash from operating activities, less maintenance capital expenditures and changes in working capital except with respect to MIC Solar for which Free Cash Flow is defined as distributions received or receivable from the business.

Free Cash Flow does not fully reflect MIC’s ability to freely deploy generated cash, as it does not reflect required payments to be made on MIC’s indebtedness and other fixed obligations or the other cash items excluded when calculating Free Cash Flow. Free Cash Flow may be calculated in a different manner by other companies, which limits its usefulness as a comparative measure. Therefore, Free Cash Flow should be used as a supplemental measure and not in lieu of MIC’s financial results as reported under GAAP.

MIC may report certain financial metrics on a proportionately combined basis including, proportionately combined gross profit, proportionately combined EBITDA excluding non-cash items, proportionately combined cash interest, proportionately combined cash taxes, proportionately combined maintenance capital expenditures, proportionately combined Free Cash Flow, proportionately combined Free Cash Flow per share, proportionately combined growth capital expenditures and proportionately combined net debt. The Company believes that such measures provide investors and management with additional insight into the financial results and cash generated on the basis of its varied ownership interests in its businesses and investments for the reporting period.

Proportionately combined metrics used by MIC may be calculated in a different manner by other companies and may limit their usefulness as a comparative measure. Therefore, proportionately combined metrics should be used as a supplement to and not in lieu of financial results reported in accordance with GAAP.

The following table summarizes MIC’s financial performance on a proportionately combined basis during the quarter and six month periods ended June 30, 2013 and the prior comparable periods.

	For the Quarter Ended June 30, 2013
($ in Thousands) (Unaudited)	IMTT 50%	Hawaii Gas	District Energy 50.01%	Atlantic Aviation	MIC Corporate	Proportionately Combined(1)	IMTT 100%	District Energy 100%

Gross profit	37,671	17,147	2,086	77,839	2,279	137,022	75,342	4,171
EBITDA excluding non-cash items	33,965	11,411	2,544	34,845	(193)	82,572	67,930	5,087
Free cash flow	12,145	6,489	1,801	26,332	(104)	46,663	24,290	3,601

	For the Quarter Ended June 30, 2012
	IMTT 50%	Hawaii Gas	District Energy 50.01%	Atlantic Aviation	MIC Corporate	Proportionately Combined(1)	IMTT 100%	District Energy 100%

Gross profit	31,706	18,076	2,535	74,542	-	126,859	63,412	5,069
EBITDA excluding non-cash items	28,441	14,450	2,947	31,335	(1,927)	75,246	56,882	5,892
Free cash flow	18,557	8,595	1,925	14,634	(203)	43,507	37,113	3,849

Gross profit variance	18.8%	(5.1)%	(17.7)%	4.4%	NM	8.0%	18.8%	(17.7)%
EBITDA excluding non-cash items variance	19.4%	(21.0)%	(13.7)%	11.2%	90.0%	9.7%	19.4%	(13.7)%
Free cash flow variance	(34.6)%	(24.5)%	(6.4)%	79.9%	48.8%	7.3%	(34.6)%	(6.4)%

NM- Not meaningful
(1) Proportionately combined free cash flow is equal to the sum of free cash flow attributable to MIC's ownership interest in each of its operating businesses and MIC Corporate.

	For the Six Months Ended June 30, 2013
($ in Thousands) (Unaudited)	IMTT 50%	Hawaii Gas	District Energy 50.01%	Atlantic Aviation	MIC Corporate	Proportionately Combined(1)	IMTT 100%	District Energy 100%

Gross profit	74,318	37,564	3,667	157,473	3,856	276,878	148,636	7,333
EBITDA excluding non-cash items	66,742	27,126	4,470	70,863	(417)	168,784	133,484	8,939
Free cash flow	29,345	16,429	2,839	53,424	4,807	106,844	58,689	5,677

	For the Six Months Ended June 30, 2012
	IMTT 50%	Hawaii Gas	District Energy 50.01%	Atlantic Aviation	MIC Corporate	Proportionately Combined(1)	IMTT 100%	District Energy 100%

Gross profit	64,894	36,775	4,381	152,794	-	258,844	129,788	8,760
EBITDA excluding non-cash items	58,172	28,630	5,122	65,486	(6,973)	150,437	116,344	10,241
Free cash flow	37,579	16,605	3,268	33,743	(3,672)	87,523	75,158	6,534

Gross profit variance	14.5%	2.1%	(16.3)%	3.1%	NM	7.0%	14.5%	(16.3)%
EBITDA excluding non-cash items variance	14.7%	(5.3)%	(12.7)%	8.2%	94.0%	12.2%	14.7%	(12.7)%
Free cash flow variance	(21.9)%	(1.1)%	(13.1)%	58.3%	NM	22.1%	(21.9)%	(13.1)%

NM - Not meaningful
(1) Proportionately combined free cash flow is equal to the sum of free cash flow attributable to MIC's ownership interest in each of its operating businesses and MIC Corporate.

IMTT

MIC has a 50% equity interest in International-Matex Tank Terminals (IMTT), the operator of one of the largest independent bulk liquid storage terminal businesses in the U.S. IMTT owns and operates 10 marine storage terminals in the U.S. and is the part owner and operator of two terminals in Canada. The terminals store and handle a wide variety of petroleum grades, chemicals and vegetable and animal oils. To aid in meaningful analysis of the performance of IMTT across periods, the table and discussion below refer to results for 100% of the business, not MIC’s 50% interest.

For the second quarter of 2013 compared with the second quarter of 2012:

  Terminal revenue increased 9.5%
  Average storage rental rates increased 6.5%; MIC continues to believe that average storage rental rates will increase by between 5.0% and 7.0% for the full year
  Capacity utilization was stable at 92.9%; utilization increased from 92.7% in the first quarter of 2013 but remains below historically normal levels, as expected, as a result of certain large tanks being out of service for cleaning and inspection and conversion to alternate product services

Maintenance capital expenditures increased to $26.9 and $46.0 million for the quarter and year to date periods in 2013 compared with $7.3 and $15.5 million in the prior comparable periods. The majority of the increase in 2013 pertains to costs to repair the damage from Hurricane Sandy at IMTT’s Bayonne, New Jersey facility, higher costs related to tank cleaning and repair, the upgrade of fire protection equipment, dock improvements in California and a number of projects that could not be completed in 2012 due to Hurricane Sandy. Maintenance capital expenditures in 2014 are expected to return to the range of levels observed in 2010 through 2012.

IMTT’s tax provision contemplates payment of approximately $11.4 million of federal income taxes and $5.2 million of state income taxes for 2013. The $8.2 million provision for the six months ended June 30, 2013 includes $5.7 million for federal income taxes and $2.5 million for state income taxes.

Free Cash Flow generated by IMTT decreased 34.6% to $24.3 million and 21.9% to $58.7 million for the quarter and six months ended June 30, 2013, respectively. The decline in Free Cash Flow stems from higher maintenance capital expenditures and an increased tax provision that more than offset the increase in EBITDA excluding non-cash items in each period.

IMTT made a distribution of $11.1 million for the second quarter to each of its two shareholders on July 30, 2013.

Hawaii Gas

Hawaii Gas is the owner and operator of the only regulated (“utility”) gas processing and pipeline distribution network on the islands of Hawaii. The business is also the owner and operator of the largest unregulated (“non-utility”) gas distribution operation on the islands.

For the second quarter of 2013 compared with the second quarter of 2012:

  Non-utility contribution margin decreased 6.8% to $15.1 million from $16.2 million
  Utility contribution margin decreased 2.0% to $9.5 million from $9.7 million
  Selling, general and administrative expenses increased 31.4% to $6.0 million from $4.6 million primarily as a result of expenses incurred in connection with the appointment of a new CEO to the business in May

The combined volume of utility and non-utility gas sold decreased 2.9% in the second quarter of 2013 compared with the second quarter in 2012. The decrease reflects reduced consumption resulting from a large commercial customer on Kauai being off-line for a portion of the first half of the year and a reduction in the average amount of customer inventory in 2013 versus 2012. The change in distribution pertains to inventory management associated with uncertainty in the timing of supplies of LPG leading up to and following the closure of the Tesoro refinery. Excluding these two items, non-utility volume increased.

Hawaii Gas expects that the potential for instability in the local supply of LPG and the resultant need to import a larger percentage of the LPG it distributes could cause increased volatility in non-utility contribution margin and exaggerate movements in working capital over the medium term. The business is constructing additional LPG storage facilities that it believes will mitigate a portion of the volatility associated with this instability.

The decrease in the volume of gas sold was partially offset by successful marketing efforts that resulted in an increase in the number of customers being served by both utility and non-utility portions of the business. The volume of gas sold year to date in 2013 was essentially flat with 2012.

The Free Cash Flow generated by Hawaii Gas decreased by 24.5% and 1.1% to $6.5 million and $16.4 million for the quarter and six months ended June 30, 2013, respectively. The decline in Free Cash Flow reflects the reduced revenue and higher operating expenses, including those associated with appointing a new CEO of the business in the second quarter, partially offset by lower interest and taxes.

District Energy

MIC’s District Energy business produces chilled water that it distributes via underground pipelines in downtown Chicago to high-rise buildings for use in air conditioning and process cooling systems. The business also operates a facility in Las Vegas, Nevada that supplies both cooling and heating services to three customers there. MIC has a 50.01% (controlling) interest in District Energy. The table and discussion below refer to results for 100% of the business, not MIC’s 50.01% interest.

For the second quarter of 2013 compared with the second quarter of 2012:

  Cooling consumption revenue decreased 24.4% to $5.2 million from $6.9 million in 2012; lower average temperatures in 2013 compared with 2012 and the expected loss of a customer (previously disclosed) reduced demand for cooling
  Capacity revenue increased 3.4% to $5.8 million from $5.6 million; increases in the number of customers being served and inflation adjustments to existing contracts contributed to the improved performance

District Energy’s results for the second quarter reflect the termination of service by one customer resulting in a reduction in cash EBITDA. In addition to terminating its contract, the customer has refused to make unamortized lease principal payments to which District Energy believes it is entitled. The parties have agreed to mediate the matter in a process that is expected to commence in October.

Free Cash Flow generated by District Energy decreased 6.4% to $3.6 million for the second quarter and decreased 13.1% to $5.7 million for the six months ended June 30, 2013. The decreases reflect primarily the reduction in revenue noted above.

Atlantic Aviation

Atlantic Aviation owns and operates a network of fixed-base operations (FBO) that primarily provide fuel, terminal and aircraft hangar services to owners and operators of general aviation (GA) aircraft at 62 airports in the U.S. The network is the one of the largest in the U.S. air transportation industry.

For the second quarter of 2013 compared with the second quarter of 2012 (same store basis):

  Fuel related gross profit increased 5.0% on same store GA volume increases of 2.9% and average margin increases of 3.6%
  Non-fuel gross profit increased primarily due to higher hangar rental revenue

The performance of Atlantic Aviation is, in general, more closely correlated with the economic vitality of the U.S. as a whole than that of MIC’s other businesses. MIC believes that the improvement in gross profit generated by Atlantic Aviation is reflective of the ongoing improvement in the U.S. economy broadly, as well as the popularity of the destinations in the portfolio specifically.

Atlantic Aviation’s long term debt was refinanced in May. The refinancing utilized $217.8 million in net proceeds from a public offering of approximately 3.9 million shares of MIC and cash on hand, and a 7-year, $465.0 million term loan facility that bears interest at a rate of LIBOR+2.5%. As a result of these transactions, Atlantic Aviation’s net debt/EBITDA decreased to 3.3x from 5.3x at March 31, 2013.

Effective July 31, 2013, Atlantic Aviation entered into a swap agreement hedging the floating rate interest component (the LIBOR element) of the term loan facility. The swap fixed the floating rate component at 2.2% resulting in an all-in cost of 4.7% for the next six years.

As a part of the refinancing of the business’ long term debt, Atlantic Aviation secured access to a $70.0 million revolving credit facility. The facility will be used by the business to fund growth projects and working capital needs. The revolving credit facility bears interest at a rate of LIBOR+2.5%. The floating rate exposure is not expected to be hedged and the facility is undrawn at this time.

Free Cash Flow generated by Atlantic Aviation increased 79.9% to $26.3 million and 58.3% to $53.4 million for the quarter and six month periods ended June 30, 2013, respectively. The increase in cash generation reflects primarily the reduction in the amount and cost of the business’ long-term debt outstanding versus 2012 and the improved operating results.

Free Cash Flow gains at Atlantic Aviation were partially offset by an increase in the business’ provision for current income taxes of $359,000 and $4.2 million in the quarter and six month periods ending June 30, 2013, respectively. The federal portion of Atlantic Aviation’s current income taxes for 2013 is expected to be wholly offset in consolidation by the application of Net Operating Loss carryforwards.

MIC Solar

MIC has invested a total of $5.7 million in two contracted solar power generation facilities located in the southwestern U.S. Together these facilities are capable of generating approximately 30 megawatt hours of electricity that is sold to nearby utilities pursuant to long-term power purchase agreements. At June 30, 2013, MIC’s investment in solar power generation is reported as a component of its Corporate and Other segment. The power generation assets alone do not constitute a reportable segment under GAAP.

MIC’s solar investments performed as anticipated during the second quarter of 2013. The combined operations generated $390,000 and $679,000 in distributions to MIC in the quarter and year to date periods ended June 30, 2013.

Following the June quarter end, MIC invested an additional $7.9 million in a third contracted solar power generating facility currently under construction. Upon completion of the project, MIC expects to receive a return of capital that will result in a net investment of approximately $2.2 million. The Tucson, Arizona facility will have the capacity to produce approximately 13 megawatt hours of renewable power and is expected to commence commercial operations near the end of the year. MIC is also in advanced stages of negotiation around the acquisition of a fourth facility.

Business Outlook

MIC reaffirmed its full year 2013 guidance for proportionately combined free cash flow of between approximately $4.10 and $4.20 per share. Through the six months ended June 30, 2013 MIC’s businesses generated $2.17 per share in proportionately combined Free Cash Flow.

  MIC continues to expect that IMTT will generate EBITDA of between $260.0 and $270.0 million for the full year 2013. Full year increases in average storage rates are expected to be between 5.0% and 7.0%. Utilization is expected to remain lower than historical norms as a result of the cleaning and inspection of certain large tanks in 2013. Maintenance capital expenditures are now expected to be in a range of approximately $80.0 million to $85.0 million for the full year.
  Hawaii Gas is expected to generate EBITDA of between $57.0 and $63.0 million in 2013 including the impact of costs associated with appointing a new CEO of the business.
  District Energy is expected to generate EBITDA of approximately $20.0 million in 2013. Cooling demand is typically at its highest during the third quarter of the year.
  Atlantic Aviation is expected to generate EBITDA in a range between $137.0 and $145.0 million in 2013. The expectation reflects the year to date improvement in gross profit.
  The MIC Solar portfolio is expected to produce distributable cash totaling approximately $1.0 million in 2013.

Conference Call and WEBCAST

When: Management has scheduled a conference call for 8:00 a.m. Eastern Time on Thursday, August 1, 2013 during which it will review the Company’s results and answer questions from analysts and investors.

How: To listen to the conference call, please dial +1(650) 521-5252 at least 10 minutes prior to the scheduled start time. A webcast of the call will be accessible via the Company’s website at www.macquarie.com/mic. Please allow extra time prior to the call to visit the site and download the necessary software to listen to the webcast.

Slides: The Company will prepare materials in support of its conference call presentation. The materials will be available for downloading from the Company’s website the morning of August 1, 2013 prior to the conference call. A link to the materials will be located on the homepage of the MIC website.

Replay: For interested individuals unable to participate in the live conference call, a replay will be available after 2:00 p.m. on August 1, 2013 through August 8, 2013, at +1(404) 537-3406, Passcode: 93685696. An online archive of the webcast will be available on the Company’s website for one year following the call. MIC-G

About Macquarie Infrastructure Company

Macquarie Infrastructure Company owns, operates and invests in a diversified group of infrastructure businesses providing basic services to customers in the United States. Its businesses consist of a gas processing and distribution business, Hawaii Gas, a controlling interest in a District Energy business in Chicago, and a 50% interest in a bulk liquid storage terminal business, International-Matex Tank Terminals. MIC also owns and operates an airport services business, Atlantic Aviation, and three solar power generation facilities, collectively MIC Solar. The Company is managed by a wholly-owned subsidiary of the Macquarie Group. For additional information, please visit the Macquarie Infrastructure Company website at www.macquarie.com/mic.

Forward-Looking Statements

This press release contains forward-looking statements. MIC may, in some cases, use words such as "project”, "believe”, "anticipate”, "plan”, "expect”, "estimate”, "intend”, "should”, "would”, "could”, "potentially”, or "may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this report are subject to a number of risks and uncertainties, some of which are beyond MIC’s control including, among other things: changes in general economic or business conditions; its ability to service, comply with the terms of and refinance debt, successfully integrate and manage acquired businesses, retain or replace qualified employees, manage growth, make and finance future acquisitions, and implement its strategy; its shared decision-making with co-investors over investments including the distribution of dividends; its regulatory environment establishing rate structures and monitoring quality of service, demographic trends, the political environment, the economy, tourism, construction and transportation costs, air travel, environmental costs and risks, fuel and gas costs; its ability to recover increases in costs from customers, reliance on sole or limited source suppliers, risks or conflicts of interests involving its relationship with the Macquarie Group and changes in U.S. federal tax law.

MIC’s actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. Additional risks of which MIC is not currently aware could also cause its actual results to differ. In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this release may not occur. These forward-looking statements are made as of the date of this release. MIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

“Macquarie Group” refers to the Macquarie Group of companies, which comprises Macquarie Group Limited and its worldwide subsidiaries and affiliates. Macquarie Infrastructure Company LLC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia) and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Infrastructure Company LLC.

MACQUARIE INFRASTRUCTURE COMPANY LLC

CONSOLIDATED CONDENSED BALANCE SHEETS
($ In Thousands, Except Share Data)

	June 30, 2013	December 31, 2012
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$106,768	$141,376
Restricted cash(1)	12,623	3,133
Accounts receivable, less allowance for doubtful accounts
of $695 and $875, respectively	63,651	56,553
Inventories	23,623	20,617
Prepaid expenses	6,091	8,908
Deferred income taxes	6,447	6,803
Equipment lease receivables - current	12,739	4,448
Other	9,942	12,072
Total current assets	241,884	253,910
Property, equipment, land and leasehold improvements, net	728,845	708,031
Equipment lease receivables - non-current	18,335	28,177
Investment in unconsolidated business	89,109	75,205
Goodwill	513,939	514,640
Intangible assets, net	608,963	626,902
Deferred financing costs, net of accumulated amortization	22,549	7,845
Other	4,707	8,984
Total assets	$2,228,331	$2,223,694

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Due to manager - related party	$32,659	$50,253
Accounts payable	29,068	26,499
Accrued expenses	31,555	35,499
Current portion of long-term debt	22,404	106,580
Fair value of derivative instruments	7,401	7,450
Other	17,535	19,049
Total current liabilities	140,622	245,330
Long-term debt, net of current portion	876,475	1,052,584
Deferred income taxes	170,911	169,392
Fair value of derivative instruments	1,736	5,360
Other	52,981	53,463
Total liabilities	1,242,725	1,526,129
Commitments and contingencies	-	-
Members’ equity:
LLC interests, no par value; 500,000,000 authorized; 52,865,943 LLC
interests issued and outstanding at June 30, 2013 and 47,453,943 LLC interests issued and outstanding at December 31, 2012	1,143,738	883,143
Additional paid in capital	21,447	21,447
Accumulated other comprehensive loss	(20,532)	(20,801)
Accumulated deficit	(223,738)	(228,761)
Total members’ equity	920,915	655,028
Noncontrolling interests	64,691	42,537
Total equity	985,606	697,565
Total liabilities and equity	$2,228,331	$2,223,694

(1) Restricted cash current balance at June 30, 2013 represents the balance from MIC Solar.

MACQUARIE INFRASTRUCTURE COMPANY LLC

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
($ In Thousands, Except Share and Per Share Data)

	Quarter Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012

Revenue
Revenue from product sales	$167,181	$169,129	$341,296	$342,083
Revenue from product sales - utility	34,193	36,807	71,114	75,121
Service revenue	50,286	51,430	102,401	103,839
Financing and equipment lease income	907	1,150	1,962	2,329
Total revenue	252,567	258,516	516,773	523,372
Costs and expenses
Cost of product sales	109,155	115,720	226,148	235,101
Cost of product sales - utility	29,464	31,324	60,953	63,496
Cost of services	12,512	13,784	23,446	26,445
Selling, general and administrative	52,120	50,467	101,329	105,730
Fees to manager - related party	32,493	4,760	61,670	9,755
Depreciation	9,436	7,557	18,691	15,108
Amortization of intangibles	8,620	8,546	17,248	17,092
Loss from customer contract termination	1,626	-	1,626	-
Loss on disposal of assets	3	327	176	327
Total operating expenses	255,429	232,485	511,287	473,054
Operating (loss) income	(2,862)	26,031	5,486	50,318
Other income (expense)
Interest income	49	4	143	6
Interest expense(1)	(7,737)	(10,925)	(15,423)	(23,932)
Loss on extinguishment of debt	(2,472)	-	(2,472)	-
Equity in earnings and amortization charges of investee	11,289	6,805	21,751	16,306
Other (expense) income, net	(313)	48	(315)	(4)
Net (loss) income before income taxes	(2,046)	21,963	9,170	42,694
Benefit (provision) for income taxes(2)	1,090	(9,935)	(3,412)	(16,456)
Net (loss) income	$(956)	$12,028	$5,758	$26,238
Less: net (loss) income attributable to noncontrolling interests	(108)	890	735	1,008
Net (loss) income attributable to MIC LLC	$(848)	$11,138	$5,023	$25,230

Basic (loss) income per share attributable to MIC LLC interest holders	$(0.02)	$0.24	$0.10	$0.54
Weighted average number of shares outstanding: basic	50,889,021	46,532,402	49,245,969	46,444,280
Diluted (loss) income per share attributable to MIC LLC interest holders	$(0.02)	$0.24	$0.10	$0.54
Weighted average number of shares outstanding: diluted	50,889,021	46,553,858	49,263,383	46,466,575
Cash dividends declared per share	$0.875	$0.625	$1.5625	$0.825

(1) Interest expense includes losses on derivative instruments of $487,000 and $1.5 million for the quarter and six months ended June 30, 2013, respectively, of which net losses of $423,000 and $821,000, respectively, was reclassified from accumulated other comprehensive income. For the quarter and six months ended June 30, 2012, interest expense includes losses on derivative instruments of $4.6 million and $10.9 million, respectively, of which net losses of $4.0 million and $8.4 million, respectively, was reclassified from accumulated other comprehensive income.
(2) Includes $168,000 and $326,000 of benefit for income taxes from accumulated other comprehensive income reclassifications for the quarter and six months ended June 30, 2013, respectively. For the quarter and six months ended June 30, 2012, benefit for income taxes includes $1.7 million and $3.4 million from accumulated other comprehensive income reclassifications, respectively.

MACQUARIE INFRASTRUCTURE COMPANY LLC

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
($ In Thousands)

	Six Months Ended
	June 30, 2013	June 30, 2012

Operating activities
Net income	$5,758	$26,238
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	22,092	18,459
Amortization of intangible assets	17,248	17,092
Loss on disposal of assets	106	47
Loss from customer contract termination	1,626	-
Equity in earnings and amortization charges of investee	(21,751)	(16,306)
Equity distributions from investee	7,879	70,931
Amortization of debt financing costs	1,897	1,943
Loss on extinguishment of debt	2,434	-
Adjustments to derivative instruments	(3,289)	(13,114)
Base management fees to be settled/settled in LLC interests	15,188	9,755
Performance fees to be settled/settled in LLC interests	46,482	-
Equipment lease receivable, net	2,074	1,710
Deferred rent	128	185
Deferred taxes	1,537	14,130
Other non-cash (income) expenses, net	(1,492)	1,532
Changes in other assets and liabilities:
Restricted cash	(9,490)	-
Accounts receivable	(6,865)	(8,656)
Inventories	(2,338)	1,734
Prepaid expenses and other current assets	4,081	1,486
Due to manager - related party	31	33
Accounts payable and accrued expenses	(2,960)	(472)
Income taxes payable	(845)	(66)
Other, net	(2,434)	(1,830)
Net cash provided by operating activities	77,097	124,831

Investing activities
Purchases of property and equipment	(38,450)	(15,333)
Proceeds from sale of assets	-	375
Return of investment in unconsolidated business	-	39,648
Other, net	(10)	146
Net cash (used in) provided by investing activities	(38,460)	24,836

Financing activities
Proceeds from issuance of LLC interests	227,558	-
Proceeds from long-term debt	471,752	10,000
Offering and equity raise costs paid	(11,006)	-
Dividends paid to holders of LLC interests	(35,881)	(18,562)
Contributions received from noncontrolling interests	22,362	-
Distributions paid to noncontrolling interests	(1,189)	(2,133)
Payment of long-term debt	(732,037)	(15,845)
Debt financing costs paid	(18,906)	(66)
Change in restricted cash	5,009	-
Payment of notes and capital lease obligations	(907)	(273)
Net cash used in financing activities	(73,245)	(26,879)

Net change in cash and cash equivalents	(34,608)	122,788
Cash and cash equivalents, beginning of period	141,376	22,786
Cash and cash equivalents, end of period	$106,768	$145,574

Supplemental disclosures of cash flow information
Non-cash investing and financing activities:
Accrued equity offering costs	$11	$-
Accrued refinancing costs	$93	$-
Accrued purchases of property and equipment	$2,739	$2,064
Acquisition of equipment through capital leases	$1,135	$2,624
Issuance of LLC interests to manager for base management fees	$13,434	$9,217
Issuance of LLC interests to manager for performance fees	$65,862	$-
Issuance of LLC interests to independent directors	$640	$571
Taxes paid	$2,720	$2,613
Interest paid	$16,184	$34,972

CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS - MD&A

	Quarter Ended June 30,		Change Favorable/(Unfavorable)		Six Months Ended June 30,		Change Favorable/(Unfavorable)
	2013	2012	$	%	2013	2012	$	%
	($ In Thousands) (Unaudited)
Revenue
Revenue from product sales	$167,181	$169,129	(1,948)	(1.2)	$341,296	$342,083	(787)	(0.2)
Revenue from product sales - utility	34,193	36,807	(2,614)	(7.1)	71,114	75,121	(4,007)	(5.3)
Service revenue	50,286	51,430	(1,144)	(2.2)	102,401	103,839	(1,438)	(1.4)
Financing and equipment lease income	907	1,150	(243)	(21.1)	1,962	2,329	(367)	(15.8)
Total revenue	252,567	258,516	(5,949)	(2.3)	516,773	523,372	(6,599)	(1.3)
Costs and expenses
Cost of product sales	109,155	115,720	6,565	5.7	226,148	235,101	8,953	3.8
Cost of product sales - utility	29,464	31,324	1,860	5.9	60,953	63,496	2,543	4.0
Cost of services	12,512	13,784	1,272	9.2	23,446	26,445	2,999	11.3
Gross profit	101,436	97,688	3,748	3.8	206,226	198,330	7,896	4.0
Selling, general and administrative	52,120	50,467	(1,653)	(3.3)	101,329	105,730	4,401	4.2
Fees to manager - related party	32,493	4,760	(27,733)	NM	61,670	9,755	(51,915)	NM
Depreciation	9,436	7,557	(1,879)	(24.9)	18,691	15,108	(3,583)	(23.7)
Amortization of intangibles	8,620	8,546	(74)	(0.9)	17,248	17,092	(156)	(0.9)
Loss from customer contract termination	1,626	-	(1,626)	NM	1,626	-	(1,626)	NM
Loss on disposal of assets	3	327	324	99.1	176	327	151	46.2
Total operating expenses	104,298	71,657	(32,641)	(45.6)	200,740	148,012	(52,728)	(35.6)
Operating (loss) income	(2,862)	26,031	(28,893)	(111.0)	5,486	50,318	(44,832)	(89.1)
Other income (expense)
Interest income	49	4	45	NM	143	6	137	NM
Interest expense(1)	(7,737)	(10,925)	3,188	29.2	(15,423)	(23,932)	8,509	35.6
Loss on extinguishment of debt	(2,472)	-	(2,472)	NM	(2,472)	-	(2,472)	NM
Equity in earnings and amortization charges of investee	11,289	6,805	4,484	65.9	21,751	16,306	5,445	33.4
Other (expense) income, net	(313)	48	(361)	NM	(315)	(4)	(311)	NM
Net (loss) income before income taxes	(2,046)	21,963	(24,009)	(109.3)	9,170	42,694	(33,524)	(78.5)
Benefit (provision) for income taxes	1,090	(9,935)	11,025	111.0	(3,412)	(16,456)	13,044	79.3
Net (loss) income	$(956)	$12,028	(12,984)	(107.9)	$5,758	$26,238	(20,480)	(78.1)
Less: net (loss) income attributable to noncontrolling interests	(108)	890	998	112.1	735	1,008	273	27.1
Net (loss) income attributable to MIC LLC	$(848)	$11,138	(11,986)	(107.6)	$5,023	$25,230	(20,207)	(80.1)

NM - Not meaningful
(1) Interest expense includes losses on derivative instruments of $487,000 and $1.5 million for the quarter and six months ended June 30, 2013, respectively. For the quarter and six months ended June 30, 2012, interest expense includes losses on derivative instruments of $4.6 million and $10.9 million, respectively.

MACQUARIE INFRASTRUCTURE COMPANY LLC
RECONCILIATION OF CONSOLIDATED NET (LOSS) INCOME ATTRIBUTABLE TO MIC LLC TO EBITDA EXCLUDING NON-CASH ITEMS AND CASH
FROM OPERATING ACTIVITIES TO FREE CASH FLOW

	Quarter Ended June 30,		Change Favorable/(Unfavorable)		Six Months Ended June 30,		Change Favorable/(Unfavorable)
	2013	2012	$	%	2013	2012	$	%
	($ In Thousands) (Unaudited)

Net (loss) income attributable to MIC LLC(1)	$(848)	$11,138			$5,023	$25,230
Interest expense, net(2)	7,688	10,921			15,280	23,926
(Benefit) provision for income taxes	(1,090)	9,935			3,412	16,456
Depreciation(3)	9,436	7,557			18,691	15,108
Depreciation - cost of services(3)	1,703	1,677			3,401	3,351
Amortization of intangibles(4)	8,620	8,546			17,248	17,092
Loss from customer contract termination	1,626	-			1,626	-
Loss on extinguishment of debt	2,434	-			2,434	-
Loss on disposal of assets	-	47			106	47
Equity in earnings and amortization charges of investee(5)	(3,410)	9,501			(13,872)	-
Base management fees to be settled/settled in LLC interests	8,053	4,760			15,188	9,755
Performance fees to be settled/settled in LLC interests	24,440	-			46,482	-
Other non-cash expense (income), net	377	1,974			(629)	2,725
EBITDA excluding non-cash items	$59,029	$66,056	(7,027)	(10.6)	$114,390	$113,690	700	0.6

EBITDA excluding non-cash items	$59,029	$66,056			$114,390	$113,690
Interest expense, net(2)	(7,688)	(10,921)			(15,280)	(23,926)
Interest rate swap breakage fees(2)	-	(252)			-	(500)
Adjustments to derivative instruments recorded in interest expense(2)	(1,950)	(7,232)			(3,289)	(12,614)
Amortization of debt financing costs(2)	950	965			1,897	1,943
Cash distributions received in excess of equity in earnings and amortization
charges of investee(6)	-	54,625			-	54,625
Equipment lease receivables, net	1,107	872			2,074	1,710
Benefit/provision for income taxes, net of changes in deferred taxes	(443)	(1,573)			(1,875)	(2,326)
Changes in working capital	(7,577)	(1,439)			(20,820)	(7,771)
Cash provided by operating activities	43,428	101,101			77,097	124,831
Changes in working capital	7,577	1,439			20,820	7,771
Adjustment to free cash flow for MIC Solar(7)	(854)	-			(1,130)	-
Maintenance capital expenditures	(5,954)	(4,734)			(8,571)	(8,461)
Free cash flow	$44,197	$97,806	(53,609)	(54.8)	$88,216	$124,141	(35,925)	(28.9)

(1) Net (loss) income attributable to MIC LLC excludes net loss attributable to noncontrolling interests of $108,000 and net income attributable to noncontrolling interests of $735,000 for the quarter and six months ended June 30, 2013, respectively, and net income attributable to noncontrolling interests of $890,000 and $1.0 million for the quarter and six months ended June 30, 2012, respectively.

(2) Interest expense, net, includes adjustment to derivative instruments, non-cash amortization of deferred financing fees and interest rate swap breakage fees.

(3) Depreciation - cost of services includes depreciation expense for District Energy, which is reported in cost of services in our consolidated condensed statements of operations. Depreciation and Depreciation - cost of services does not include acquisition- related step-up depreciation expense of $2.0 million and $3.9 million for the quarter and six months ended June 30, 2013, respectively, and $2.0 million and $3.9 million for the quarter and six months ended June 30, 2012, respectively, in connection with our investment in IMTT, which is reported in equity in earnings and amortization charges of investee in our consolidated condensed statements of operations.

(4) Amortization of intangibles does not include acquisition-related step-up amortization expense of $85,000 and $171,000 for the quarter and six months ended June 30, 2013, respectively, and $85,000 and $171,000 for the quarter and six months ended June 30, 2012, respectively, in connection with our investment in IMTT, which is reported in equity in earnings and amortization charges of investee in our consolidated condensed statements of operations.

(5) Equity in earnings and amortization charges of investee in the above table includes our 50% share of IMTT's earnings, offset by the distributions we received only up to our share of the earnings recorded in the calculation for EBITDA excluding non-cash items. For the quarter and six months ended June 30, 2013, we recognized equity in earnings and amortization charges of investee income of $11.3 million and $21.8 million, respectively, in the consolidated condensed statements of operations, which was offset by the cash distributions received of $7.9 million during the quarter ended June 30, 2013. For the quarter and six months ended June 30, 2012, we recognized equity in earnings and amortization charges of investee income of $6.8 million and $16.3 million, respectively, in the consolidated condensed statements of operations, which was fully offset by the cash distributions received in June of 2012. The $9.5 million for the quarter ended June 30, 2012 represents the excess cash distributions received from IMTT over $16.3 million that was applied on the equity in earnings and amortization charges of investee income recognized during the quarter.

(6) Cash distributions received in excess of equity in earnings and amortization charges of investee in the above table is the excess cumulative distributions received to the cumulative earnings recorded in equity in earnings and amortization charges of investee, since our investment in IMTT, adjusted for the current periods equity in earnings and amortization charges of investee in the calculation from net income (loss) attributable to MIC LLC to EBITDA excluding non-cash items above. The cumulative allocation of the $110.6 million distributions received in June of 2012 was $70.9 million recorded in net cash provided by operating activities and $39.6 million recorded in net cash provided by investing activities, as a return on investment, on the consolidated condensed statements of cash flows.

(7) Adjustment to free cash flow for MIC Solar adjusts the free cash flow from this business to include only the cash distributions generated during the reporting period, if any. During the quarter and six months ended June 30, 2013, MIC Solar generated $390,000 and $679,000, respectively, of distributable cash.

MACQUARIE INFRASTRUCTURE COMPANY LLC
RECONCILIATION OF SEGMENT NET INCOME (LOSS) TO EBITDA EXCLUDING NON-CASH
ITEMS AND CASH FROM OPERATING ACTIVITIES TO FREE CASH FLOW

IMTT

	Quarter Ended June 30,				Six Months Ended June 30,

	2013	2012	Change Favorable/(Unfavorable)		2013	2012	Change Favorable/(Unfavorable)
	$	$	$	%	$	$	$	%
	($ In Thousands) (Unaudited)
Revenue
Terminal revenue	119,520	109,167	10,353	9.5	240,852	220,784	20,068	9.1
Environmental response revenue	6,301	4,596	1,705	37.1	16,454	10,983	5,471	49.8
Total revenue	125,821	113,763	12,058	10.6	257,306	231,767	25,539	11.0
Costs and expenses
Terminal operating costs	44,906	45,905	999	2.2	95,210	92,377	(2,833)	(3.1)
Environmental response operating costs	5,573	4,446	(1,127)	(25.3)	13,460	9,602	(3,858)	(40.2)
Total operating costs	50,479	50,351	(128)	(0.3)	108,670	101,979	(6,691)	(6.6)
Terminal gross profit	74,614	63,262	11,352	17.9	145,642	128,407	17,235	13.4
Environmental response gross profit	728	150	578	NM	2,994	1,381	1,613	116.8
Gross profit	75,342	63,412	11,930	18.8	148,636	129,788	18,848	14.5
General and administrative expenses	7,854	7,341	(513)	(7.0)	16,336	14,800	(1,536)	(10.4)
Depreciation and amortization	18,636	17,117	(1,519)	(8.9)	37,058	34,024	(3,034)	(8.9)
Casualty losses, net(1)	6,500	-	(6,500)	NM	6,500	-	(6,500)	NM
Operating income	42,352	38,954	3,398	8.7	88,742	80,964	7,778	9.6
Interest expense, net(2)	(1,117)	(11,790)	10,673	90.5	(7,723)	(18,381)	10,658	58.0
Other income	442	807	(365)	(45.2)	1,184	1,263	(79)	(6.3)
Provision for income taxes	(16,592)	(11,869)	(4,723)	(39.8)	(33,713)	(26,236)	(7,477)	(28.5)
Noncontrolling interest	(101)	(86)	(15)	(17.4)	(176)	(185)	9	4.9
Net income	24,984	16,016	8,968	56.0	48,314	37,425	10,889	29.1

Reconciliation of net income to EBITDA excluding non-cash items:
Net income	24,984	16,016			48,314	37,425
Interest expense, net(2)	1,117	11,790			7,723	18,381
Provision for income taxes	16,592	11,869			33,713	26,236
Depreciation and amortization	18,636	17,117			37,058	34,024
Casualty losses, net(1)	6,500	-			6,500	-
Other non-cash expenses	101	90			176	278
EBITDA excluding non-cash items	67,930	56,882	11,048	19.4	133,484	116,344	17,140	14.7

EBITDA excluding non-cash items	67,930	56,882			133,484	116,344
Interest expense, net(2)	(1,117)	(11,790)			(7,723)	(18,381)
Adjustments to derivative instruments recorded in interest expense(2)	(9,607)	2,316			(14,016)	(363)
Amortization of debt financing costs(2)	500	809			1,166	1,614
Provision for income taxes, net of changes in deferred taxes	(6,538)	(3,769)			(8,223)	(8,603)
Changes in working capital	12,303	4,683			(5,084)	12,298
Cash provided by operating activities	63,471	49,131			99,604	102,909
Changes in working capital	(12,303)	(4,683)			5,084	(12,298)
Maintenance capital expenditures(3)	(26,878)	(7,335)			(45,999)	(15,453)
Free cash flow	24,290	37,113	(12,823)	(34.6)	58,689	75,158	(16,469)	(21.9)

NM - Not meaningful

(1) Casualty losses, net, includes $2.5 million and $1.5 million related to the quarters ended December 31, 2012 and March 31, 2013, respectively, which were recorded in terminal operating costs in those periods. These amounts have been included in the quarter and six months ended June 30, 2013.

(2) Interest expense, net, includes adjustments to derivative instruments and non-cash amortization of deferred financing fees.
(3) Maintenance capital expenditures includes a reclassification from growth capital expenditures in the quarters ended December 31, 2012 and March 31, 2013 of $1.2 million and $509,000, respectively. These amounts have been included in the quarter and six months ended June 30, 2013.

Hawaii Gas

	Quarter Ended June 30,				Six Months Ended June 30,
	2013	2012	Change Favorable/(Unfavorable)		2013	2012	Change Favorable/(Unfavorable)
	$	$	$	%	$	$	$	%
	($ In Thousands) (Unaudited)
Contribution margin
Revenue - non-utility	28,420	29,748	(1,328)	(4.5)	60,505	61,377	(872)	(1.4)
Cost of revenue - non-utility	13,333	13,554	221	1.6	26,687	29,127	2,440	8.4
Contribution margin - non-utility	15,087	16,194	(1,107)	(6.8)	33,818	32,250	1,568	4.9
Revenue - utility	34,193	36,807	(2,614)	(7.1)	71,114	75,121	(4,007)	(5.3)
Cost of revenue - utility	24,726	27,149	2,423	8.9	51,380	55,366	3,986	7.2
Contribution margin - utility	9,467	9,658	(191)	(2.0)	19,734	19,755	(21)	(0.1)
Total contribution margin	24,554	25,852	(1,298)	(5.0)	53,552	52,005	1,547	3.0
Production	2,667	2,127	(540)	(25.4)	5,382	4,133	(1,249)	(30.2)
Transmission and distribution(1)	4,740	5,649	909	16.1	10,606	11,097	491	4.4
Gross profit	17,147	18,076	(929)	(5.1)	37,564	36,775	789	2.1
Selling, general and administrative expenses	5,989	4,558	(1,431)	(31.4)	11,321	9,815	(1,506)	(15.3)
Depreciation and amortization	2,190	1,902	(288)	(15.1)	4,348	3,843	(505)	(13.1)
Operating income	8,968	11,616	(2,648)	(22.8)	21,895	23,117	(1,222)	(5.3)
Interest expense, net(2)	(1,238)	(1,516)	278	18.3	(2,943)	(3,407)	464	13.6
Other expense	(73)	(63)	(10)	(15.9)	(105)	(132)	27	20.5
Provision for income taxes	(2,995)	(3,913)	918	23.5	(7,478)	(7,712)	234	3.0
Net income(3)	4,662	6,124	(1,462)	(23.9)	11,369	11,866	(497)	(4.2)

Reconciliation of net income to EBITDA excluding non-cash items:
Net income(3)	4,662	6,124			11,369	11,866
Interest expense, net(2)	1,238	1,516			2,943	3,407
Provision for income taxes	2,995	3,913			7,478	7,712
Depreciation and amortization	2,190	1,902			4,348	3,843
Other non-cash expenses(1)	326	995			988	1,802
EBITDA excluding non-cash items	11,411	14,450	(3,039)	(21.0)	27,126	28,630	(1,504)	(5.3)

EBITDA excluding non-cash items	11,411	14,450			27,126	28,630
Interest expense, net(2)	(1,238)	(1,516)			(2,943)	(3,407)
Adjustments to derivative instruments recorded in interest expense(2)	(617)	(832)			(695)	(1,297)
Amortization of debt financing costs(2)	123	119			229	239
Provision for income taxes, net of changes in deferred taxes	(775)	(2,205)			(3,867)	(4,375)
Changes in working capital	9,780	(847)			(787)	(3,705)
Cash provided by operating activities	18,684	9,169			19,063	16,085
Changes in working capital	(9,780)	847			787	3,705
Maintenance capital expenditures	(2,415)	(1,421)			(3,421)	(3,185)
Free cash flow	6,489	8,595	(2,106)	(24.5)	16,429	16,605	(176)	(1.1)

(1) For the quarter and six months ended June 30, 2013, transmission and distribution includes non-cash income of $518,000 for asset retirement obligation credit that is not expected to recur. This non-cash income is excluded when calculating EBITDA excluding non-cash items.
(2) Interest expense, net, adjustments to derivative instruments and non-cash amortization of deferred financing fees.
(3) Corporate allocation expense, intercompany fees and the tax effect have been excluded from the above table as they are eliminated on consolidation at the MIC Inc. level.

District Energy
	Quarter Ended June 30,				Six Months Ended June 30,

	2013	2012	Change Favorable/(Unfavorable)		2013	2012	Change Favorable/(Unfavorable)
	$	$	$	%	$	$	$	%
	($ In Thousands) (Unaudited)

Cooling capacity revenue	5,757	5,567	190	3.4	11,417	11,062	355	3.2
Cooling consumption revenue	5,207	6,890	(1,683)	(24.4)	7,168	10,363	(3,195)	(30.8)
Other revenue	749	682	67	9.8	1,447	1,321	126	9.5
Finance lease revenue	907	1,150	(243)	(21.1)	1,962	2,329	(367)	(15.8)
Total revenue	12,620	14,289	(1,669)	(11.7)	21,994	25,075	(3,081)	(12.3)
Direct expenses — electricity	3,231	4,148	917	22.1	4,627	6,686	2,059	30.8
Direct expenses — other(1)	5,218	5,072	(146)	(2.9)	10,034	9,629	(405)	(4.2)
Direct expenses — total	8,449	9,220	771	8.4	14,661	16,315	1,654	10.1
Gross profit	4,171	5,069	(898)	(17.7)	7,333	8,760	(1,427)	(16.3)
Selling, general and administrative expenses	874	961	87	9.1	1,763	1,852	89	4.8
Amortization of intangibles	331	341	10	2.9	668	682	14	2.1
Loss from customer contract termination	1,626	-	(1,626)	NM	1,626	-	(1,626)	NM
Operating income	1,340	3,767	(2,427)	(64.4)	3,276	6,226	(2,950)	(47.4)
Interest expense, net(2)	(1,233)	(2,127)	894	42.0	(2,518)	(4,456)	1,938	43.5
Other income	72	75	(3)	(4.0)	131	132	(1)	(0.8)
Benefit (provision) for income taxes	1	(621)	622	100.2	(213)	(611)	398	65.1
Noncontrolling interest	(182)	(208)	26	12.5	(371)	(419)	48	11.5
Net (loss) income	(2)	886	(888)	(100.2)	305	872	(567)	(65.0)

Reconciliation of net (loss) income to EBITDA excluding non-
cash items:
Net (loss) income	(2)	886			305	872
Interest expense, net(2)	1,233	2,127			2,518	4,456
(Benefit) provision for income taxes	(1)	621			213	611
Depreciation(1)	1,703	1,677			3,401	3,351
Amortization of intangibles	331	341			668	682
Loss from customer contract termination	1,626	-			1,626	-
Other non-cash expenses	197	240			208	269
EBITDA excluding non-cash items	5,087	5,892	(805)	(13.7)	8,939	10,241	(1,302)	(12.7)

EBITDA excluding non-cash items	5,087	5,892			8,939	10,241
Interest expense, net(2)	(1,233)	(2,127)			(2,518)	(4,456)
Adjustments to derivative instruments recorded in interest expense(2)	(1,361)	(566)			(2,647)	(869)
Amortization of debt financing costs(2)	177	175			354	345
Equipment lease receivable, net	1,107	872			2,074	1,710
Benefit/provision for income taxes, net of changes in deferred taxes	(73)	(320)			(276)	(273)
Changes in working capital	(1,771)	(47)			(2,187)	(1,872)
Cash provided by operating activities	1,933	3,879			3,739	4,826
Changes in working capital	1,771	47			2,187	1,872
Maintenance capital expenditures	(103)	(77)			(249)	(164)
Free cash flow	3,601	3,849	(248)	(6.4)	5,677	6,534	(857)	(13.1)

NM - Not meaningful
(1) Includes depreciation expense of $1.7 million and $3.4 million for the quarter and six months ended June 30, 2013, respectively, and $1.7 million and $3.4 million for the quarter and six months ended June 30, 2012, respectively.
(2) Interest expense, net, includes adjustments to derivative instruments and non-cash amortization of deferred financing fees.

Atlantic Aviation

	Quarter Ended June 30,				Six Months Ended June 30,
	2013	2012	Change Favorable/(Unfavorable)		2013	2012	Change Favorable/(Unfavorable)
	$	$	$	%	$	$	$	%
	($ In Thousands) (Unaudited)
Revenue
Fuel revenue	135,929	139,381	(3,452)	(2.5)	276,273	280,706	(4,433)	(1.6)
Non-fuel revenue	38,573	38,291	282	0.7	82,369	81,093	1,276	1.6
Total revenue	174,502	177,672	(3,170)	(1.8)	358,642	361,799	(3,157)	(0.9)
Cost of revenue
Cost of revenue-fuel	93,038	98,567	5,529	5.6	192,823	198,875	6,052	3.0
Cost of revenue-non-fuel	3,625	4,563	938	20.6	8,346	10,130	1,784	17.6
Total cost of revenue	96,663	103,130	6,467	6.3	201,169	209,005	7,836	3.7
Fuel gross profit	42,891	40,814	2,077	5.1	83,450	81,831	1,619	2.0
Non-fuel gross profit	34,948	33,728	1,220	3.6	74,023	70,963	3,060	4.3
Gross profit	77,839	74,542	3,297	4.4	157,473	152,794	4,679	3.1
Selling, general and administrative expenses	42,910	42,903	(7)	-	86,387	86,847	460	0.5
Depreciation and amortization	13,974	13,860	(114)	(0.8)	27,845	27,675	(170)	(0.6)
Loss on disposal of assets	3	327	324	99.1	176	327	151	46.2
Operating income	20,952	17,452	3,500	20.1	43,065	37,945	5,120	13.5
Interest expense, net(1)	(4,626)	(7,282)	2,656	36.5	(8,725)	(16,067)	7,342	45.7
Loss on extinguishment of debt	(2,472)	-	(2,472)	NM	(2,472)	-	(2,472)	NM
Other income	4	64	(60)	(93.8)	-	48	(48)	(100.0)
Provision for income taxes	(5,426)	(4,574)	(852)	(18.6)	(12,824)	(9,284)	(3,540)	(38.1)
Net income(2)	8,432	5,660	2,772	49.0	19,044	12,642	6,402	50.6

Reconciliation of net income to EBITDA excluding non-cash items:
Net income(2)	8,432	5,660			19,044	12,642
Interest expense, net(1)	4,626	7,282			8,725	16,067
Provision for income taxes	5,426	4,574			12,824	9,284
Depreciation and amortization	13,974	13,860			27,845	27,675
Loss on extinguishment of debt	2,434	-			2,434	-
Loss on disposal of assets	-	47			106	47
Other non-cash income	(47)	(88)			(115)	(229)
EBITDA excluding non-cash items	34,845	31,335	3,510	11.2	70,863	65,486	5,377	8.2

EBITDA excluding non-cash items	34,845	31,335			70,863	65,486
Interest expense, net(1)	(4,626)	(7,282)			(8,725)	(16,067)
Interest rate swap breakage fees(1)	-	(252)			-	(500)
Adjustments to derivative instruments recorded in interest expense(1)	28	(5,834)			53	(10,448)
Amortization of debt financing costs(1)	648	671			1,309	1,359
Provision for income taxes, net of changes in deferred taxes	(1,127)	(768)			(5,175)	(975)
Changes in working capital	1,735	305			4,893	645
Cash provided by operating activities	31,503	18,175			63,218	39,500
Changes in working capital	(1,735)	(305)			(4,893)	(645)
Maintenance capital expenditures	(3,436)	(3,236)			(4,901)	(5,112)
Free cash flow	26,332	14,634	11,698	79.9	53,424	33,743	19,681	58.3

NM - Not meaningful
(1) Interest expense, net, includes adjustments to derivative instruments, non-cash amortization of deferred financing fees and interest rate swap breakage fees.
(2) Corporate allocation expense, intercompany fees and the tax effect have been excluded from the above table as they are eliminated on consolidation at the MIC Inc. level.

Corporate and Other

	Quarter Ended June 30,				Six Months Ended June 30,
	2013	2012	Change Favorable/(Unfavorable)		2013	2012	Change Favorable/(Unfavorable)
	$	$	$	%	$	$	$	%
	($ In Thousands) (Unaudited)

Contracted revenue	2,832	-	2,832	NM	4,518	-	4,518	NM
Cost of revenue	553	-	(553)	NM	662	-	(662)	NM
Gross profit	2,279	-	2,279	NM	3,856	-	3,856	NM

Base management fees	8,053	4,760	(3,293)	(69.2)	15,188	9,755	(5,433)	(55.7)
Performance fees	24,440	-	(24,440)	NM	46,482	-	(46,482)	NM
Selling, general and administrative expenses	2,346	2,045	(301)	(14.7)	4,288	7,216	2,928	40.6
Depreciation	1,561	-	(1,561)	NM	3,078	-	(3,078)	NM
Operating loss	(34,121)	(6,805)	(27,316)	NM	(65,180)	(16,971)	(48,209)	NM
Interest (expense) income, net(1)	(591)	4	(595)	NM	(1,094)	4	(1,098)	NM
Other (expense) income, net	(317)	(28)	(289)	NM	2,089	(52)	2,141	NM
Benefit (provision) for income taxes	9,510	(827)	10,337	NM	17,103	1,151	15,952	NM
Noncontrolling interest	290	(681)	971	142.6	(364)	(588)	224	38.1
Net loss(2)	(25,229)	(8,337)	(16,892)	NM	(47,446)	(16,456)	(30,990)	(188.3)

Reconciliation of net loss to EBITDA excluding non-cash items:
Net loss(2)	(25,229)	(8,337)			(47,446)	(16,456)
Interest expense (income), net(1)	591	(4)			1,094	(4)
(Benefit) provision for income taxes	(9,510)	827			(17,103)	(1,151)
Depreciation	1,561	-			3,078	-
Base management fees to be settled/settled in LLC interests	8,053	4,760			15,188	9,755
Performance fees to be settled/settled in LLC interests	24,440	-			46,482	-
Other non-cash (income) expense	(99)	827			(1,710)	883
EBITDA excluding non-cash items	(193)	(1,927)	1,734	90.0	(417)	(6,973)	6,556	94.0

EBITDA excluding non-cash items	(193)	(1,927)			(417)	(6,973)
Interest (expense) income, net(1)	(591)	4			(1,094)	4
Amortization of debt financing costs(1)	2	-			5	-
Benefit/provision for income taxes, net of changes in deferred taxes	1,532	1,720			7,443	3,297
Changes in working capital	(17,321)	(850)			(22,739)	(2,839)
Cash used in operating activities	(16,571)	(1,053)			(16,802)	(6,511)
Changes in working capital	17,321	850			22,739	2,839
Adjustment to free cash flow for MIC Solar(3)	(854)	-			(1,130)	-
Free cash flow	(104)	(203)	99	48.8	4,807	(3,672)	8,479	NM

NM - Not meaningful
(1) Interest expense, net, includes non-cash amortization of deferred financing fees.
(2) Corporate allocation expense, intercompany fees and the tax effect have been excluded from the above table as they are eliminated on consolidation.
(3) Adjustment to free cash flow for MIC Solar adjusts the free cash flow from this business to include only the cash distributions generated during the reporting period, if any. During the quarter and six months ended June 30, 2013, MIC Solar generated $390,000 and $679,000, respectively, of distributable cash.

MACQUARIE INFRASTRUCTURE COMPANY LLC RECONCILIATION OF PROPORTIONATELY COMBINED NET INCOME (LOSS) TO EBITDA EXCLUDING NON-CASH ITEMS AND CASH FROM OPERATING ACTIVITIES TO FREE CASH FLOW

	For the Quarter Ended June 30, 2013
($ in Thousands) (Unaudited)	IMTT 50%	Hawaii Gas	District Energy 50.01%	Atlantic Aviation	MIC Corporate	Proportionately Combined(1)	IMTT 100%	District Energy 100%

Net income (loss) attributable to MIC LLC	12,492	4,662	(1)	8,432	(25,229)	356	24,984	(2)
Interest expense, net(2)	559	1,238	617	4,626	591	7,630	1,117	1,233
Provision (benefit) for income taxes	8,296	2,995	(1)	5,426	(9,510)	7,206	16,592	(1)
Depreciation	9,076	1,878	852	5,997	1,561	19,363	18,151	1,703
Amortization of intangibles	243	312	166	7,977	-	8,697	485	331
Loss from customer contract termination	-	-	813	-	-	813	-	1,626
Casualty losses, net(3)	3,250	-	-	-	-	3,250	6,500	-
Loss on extinguishment of debt	-	-	-	2,434	-	2,434	-	-
Base management fee paid in LLC interests	-	-	-	-	8,053	8,053	-	-
Performance fee paid in LLC interests	-	-	-	-	24,440	24,440	-	-
Other non-cash expense (income)	51	326	99	(47)	(99)	329	101	197
EBITDA excluding non-cash items	33,965	11,411	2,544	34,845	(193)	82,572	67,930	5,087

EBITDA excluding non-cash items	33,965	11,411	2,544	34,845	(193)	82,572	67,930	5,087
Interest expense, net(2)	(559)	(1,238)	(617)	(4,626)	(591)	(7,630)	(1,117)	(1,233)
Adjustments to derivative instruments recorded in interest expense, net(2)	(4,804)	(617)	(681)	28	-	(6,073)	(9,607)	(1,361)
Amortization of deferred finance charges(2)	250	123	89	648	2	1,112	500	177
Equipment lease receivables, net	-	-	554	-	-	554	-	1,107
Provision for income taxes, net of changes in deferred taxes	(3,269)	(775)	(37)	(1,127)	1,532	(3,676)	(6,538)	(73)
Changes in working capital	6,152	9,780	(886)	1,735	(17,321)	(540)	12,303	(1,771)
Cash provided by (used in) operating activities	31,736	18,684	967	31,503	(16,571)	66,318	63,471	1,933
Changes in working capital	(6,152)	(9,780)	886	(1,735)	17,321	540	(12,303)	1,771
Maintenance capital expenditures(4)	(13,439)	(2,415)	(52)	(3,436)	-	(19,342)	(26,878)	(103)
Adjustments to Free Cash Flow for MIC Solar(5)	-	-	-	-	(854)	(854)	-	-
Free cash flow	12,145	6,489	1,801	26,332	(104)	46,663	24,290	3,601

	For the Quarter Ended June 30, 2012
($ in Thousands) (Unaudited)	IMTT 50%	Hawaii Gas	District Energy 50.01%	Atlantic Aviation	MIC Corporate	Proportionately Combined(1)	IMTT 100%	District Energy 100%

Net income (loss) attributable to MIC LLC	8,008	6,124	443	5,660	(8,337)	11,898	16,016	886
Interest expense (income), net(2)	5,895	1,516	1,064	7,282	(4)	15,753	11,790	2,127
Provision for income taxes	5,935	3,913	311	4,574	827	15,559	11,869	621
Depreciation	8,174	1,697	839	5,860	-	16,570	16,348	1,677
Amortization of intangibles	385	205	171	8,000	-	8,760	769	341
Loss on disposal of assets	-	-	-	47	-	47	-	-
Base management fee paid in LLC interests	-	-	-	-	4,760	4,760	-	-
Other non-cash expense (income)	45	995	120	(88)	827	1,899	90	240
EBITDA excluding non-cash items	28,441	14,450	2,947	31,335	(1,927)	75,246	56,882	5,892

EBITDA excluding non-cash items	28,441	14,450	2,947	31,335	(1,927)	75,246	56,882	5,892
Interest (expense) income, net(2)	(5,895)	(1,516)	(1,064)	(7,282)	4	(15,753)	(11,790)	(2,127)
Interest rate swap breakage fees(2)	-	-	-	(252)	-	(252)	-	-
Adjustments to derivative instruments recorded in interest expense, net(2)	1,158	(832)	(283)	(5,834)	-	(5,791)	2,316	(566)
Amortization of deferred finance charges(2)	405	119	88	671	-	1,282	809	175
Equipment lease receivables, net	-	-	436	-	-	436	-	872
Provision for income taxes, net of changes in deferred taxes	(1,885)	(2,205)	(160)	(768)	1,720	(3,298)	(3,769)	(320)
Changes in working capital	2,342	(847)	(24)	305	(850)	926	4,683	(47)
Cash provided by (used in) operating activities	24,566	9,169	1,940	18,175	(1,053)	52,796	49,131	3,879
Changes in working capital	(2,342)	847	24	(305)	850	(926)	(4,683)	47
Maintenance capital expenditures	(3,668)	(1,421)	(39)	(3,236)	-	(8,363)	(7,335)	(77)
Free cash flow	18,557	8,595	1,925	14,634	(203)	43,507	37,113	3,849
(1) Proportionately combined free cash flow is equal to the sum of free cash flow attributable to MIC's ownership interest in each of its operating businesses and MIC Corporate.
(2) Interest expense, net, includes adjustments to derivative instruments, non-cash amortization of deferred financing fees and interest rate swap breakage fees for 2012.

(3) Casualty losses, net, includes $2.5 million and $1.5 million related to the quarters ended December 31, 2012 and March 31, 2013, respectively, which were recorded in terminal operating costs in those periods. These amounts have been included in the quarter ended June 30, 2013.

(4) Maintenance capital expenditures at IMTT includes a reclassification from growth capital expenditures in the quarters ended December 31, 2012 and March 31, 2013 of $1.2 million and $509,000, respectively. These amounts have been included in the quarter ended June 30, 2013.

(5) Adjustment to free cash flow for MIC Solar adjusts the free cash flow from this business to include only the cash distributions generated during the reporting period, if any. During the quarter ended June 30, 2013, MIC Solar generated $390,000 of distributable cash.

	For the Six Months Ended June 30, 2013
($ in Thousands) (Unaudited)	IMTT 50%	Hawaii Gas	District Energy 50.01%	Atlantic Aviation	MIC Corporate	Proportionately Combined(1)	IMTT 100%	District Energy 100%

Net income (loss) attributable to MIC LLC	24,157	11,369	153	19,044	(47,446)	7,277	48,314	305
Interest expense, net(2)	3,862	2,943	1,259	8,725	1,094	17,883	7,723	2,518
Provision (benefit) for income taxes	16,857	7,478	107	12,824	(17,103)	20,162	33,713	213
Depreciation	18,193	3,724	1,701	11,889	3,078	38,585	36,386	3,401
Amortization of intangibles	336	624	334	15,956	-	17,250	672	668
Loss from customer contract termination	-	-	813	-	-	813	-	1,626
Casualty losses, net(3)	3,250	-	-	-	-	3,250	6,500	-
Loss on disposal of assets	-	-	-	106	-	106	-	-
Loss on extinguishment of debt	-	-	-	2,434	-	2,434	-	-
Base management fee paid in LLC interests	-	-	-	-	15,188	15,188	-	-
Performance fee paid in LLC interests	-	-	-	-	46,482	46,482	-	-
Other non-cash expense (income)	88	988	104	(115)	(1,710)	(645)	176	208
EBITDA excluding non-cash items	66,742	27,126	4,470	70,863	(417)	168,784	133,484	8,939

EBITDA excluding non-cash items	66,742	27,126	4,470	70,863	(417)	168,784	133,484	8,939
Interest expense, net(2)	(3,862)	(2,943)	(1,259)	(8,725)	(1,094)	(17,883)	(7,723)	(2,518)
Adjustments to derivative instruments recorded in interest expense, net(2)	(7,008)	(695)	(1,324)	53	-	(8,974)	(14,016)	(2,647)
Amortization of deferred finance charges(2)	583	229	177	1,309	5	2,303	1,166	354
Equipment lease receivables, net	-	-	1,037	-	-	1,037	-	2,074
Provision/benefit for income taxes, net of changes in deferred taxes	(4,112)	(3,867)	(138)	(5,175)	7,443	(5,849)	(8,223)	(276)
Changes in working capital	(2,542)	(787)	(1,094)	4,893	(22,739)	(22,269)	(5,084)	(2,187)
Cash provided by (used in) operating activities	49,802	19,063	1,870	63,218	(16,802)	117,151	99,604	3,739
Changes in working capital	2,542	787	1,094	(4,893)	22,739	22,269	5,084	2,187
Maintenance capital expenditures(4)	(23,000)	(3,421)	(125)	(4,901)	-	(31,446)	(45,999)	(249)
Adjustments to Free Cash Flow for MIC Solar(5)	-	-	-	-	(1,130)	(1,130)	-	-
Free cash flow	29,345	16,429	2,839	53,424	4,807	106,844	58,689	5,677

	For the Six Months Ended June 30, 2012
($ in Thousands) (Unaudited)	IMTT 50%	Hawaii Gas	District Energy 50.01%	Atlantic Aviation	MIC Corporate	Proportionately Combined(1)	IMTT 100%	District Energy 100%

Net income (loss) attributable to MIC LLC	18,713	11,866	436	12,642	(16,456)	27,201	37,425	872
Interest expense (income), net(2)	9,191	3,407	2,228	16,067	(4)	30,889	18,381	4,456
Provision (benefit) for income taxes	13,118	7,712	306	9,284	(1,151)	29,269	26,236	611
Depreciation	16,257	3,432	1,676	11,676	-	33,040	32,513	3,351
Amortization of intangibles	756	411	341	15,999	-	17,507	1,511	682
Loss on disposal of assets	-	-	-	47	-	47	-	-
Base management fee paid in LLC interests	-	-	-	-	9,755	9,755	-	-
Other non-cash expense (income)	139	1,802	135	(229)	883	2,730	278	269
EBITDA excluding non-cash items	58,172	28,630	5,122	65,486	(6,973)	150,437	116,344	10,241

EBITDA excluding non-cash items	58,172	28,630	5,122	65,486	(6,973)	150,437	116,344	10,241
Interest (expense) income, net(2)	(9,191)	(3,407)	(2,228)	(16,067)	4	(30,889)	(18,381)	(4,456)
Interest rate swap breakage fees(2)	-	-	-	(500)	-	(500)	-	-
Adjustments to derivative instruments recorded in interest expense, net (2)	(182)	(1,297)	(435)	(10,448)	-	(12,361)	(363)	(869)
Amortization of deferred finance charges(2)	807	239	173	1,359	-	2,578	1,614	345
Equipment lease receivables, net	-	-	855	-	-	855	-	1,710
Provision/benefit for income taxes, net of changes in deferred taxes	(4,302)	(4,375)	(137)	(975)	3,297	(6,491)	(8,603)	(273)
Changes in working capital	6,149	(3,705)	(936)	645	(2,839)	(686)	12,298	(1,872)
Cash provided by (used in) operating activities	51,455	16,085	2,413	39,500	(6,511)	102,942	102,909	4,826
Changes in working capital	(6,149)	3,705	936	(645)	2,839	686	(12,298)	1,872
Maintenance capital expenditures	(7,727)	(3,185)	(82)	(5,112)	-	(16,106)	(15,453)	(164)
Free cash flow	37,579	16,605	3,268	33,743	(3,672)	87,523	75,158	6,534
(1) Proportionately combined free cash flow is equal to the sum of free cash flow attributable to MIC's ownership interest in each of its operating businesses and MIC Corporate.
(2) Interest expense, net, includes adjustments to derivative instruments, non-cash amortization of deferred financing fees and interest rate swap breakage fees for 2012.

(3) Casualty losses, net, includes $2.5 million and $1.5 million related to the quarters ended December 31, 2012 and March 31, 2013, respectively, which were recorded in terminal operating costs in those periods. These amounts have been included in the six months ended June 30, 2013.

(4) Maintenance capital expenditures at IMTT includes a reclassification from growth capital expenditures in the quarters ended December 31, 2012 and March 31, 2013 of $1.2 million and $509,000, respectively. These amounts have been included in the six months ended June 30, 2013.

(5) Adjustment to free cash flow for MIC Solar adjusts the free cash flow from this business to include only the cash distributions generated during the reporting period, if any. During the six months ended June 30, 2013, MIC Solar generated $679,000 of distributable cash.

CONTACT:
Macquarie Infrastructure Company
Investors:
Jay A. Davis, 212-231-1825
Investor Relations
or
Media:
Paula Chirhart, 212-231-1310
Corporate Communications